Exhibit 99.1

Nationstar Reports Third Quarter 2017 Financial Results

  Quarterly GAAP net income of $7 million, $0.07 per diluted share and $43 million adjusted pretax income, $0.44 per diluted share
  Adjusted servicing profitability of 5.0 basis points (bps)
  Largest servicing portfolio in company history with $533 billion and 3.3 million customers
  Servicing GAAP pretax income of $15 million, adjusted pretax income of $65 million
  Originations GAAP pretax income of $45 million, adjusted pretax income of $46 million
  Xome GAAP pretax income of $11 million, adjusted pretax income of $12 million

DALLAS--(BUSINESS WIRE)--November 2, 2017--Nationstar Mortgage Holdings Inc. (NYSE: NSM) today reported GAAP net income of $7 million, or $0.07 per diluted share for the third quarter 2017. On an adjusted basis, the Company reported earnings for the third quarter of $43 million, or $0.44 per diluted share.

"Nationstar continued to board new customers and grow both servicing and originations volume in the third quarter on the strength of our integrated business model and our focus on the customer," said Jay Bray, Chief Executive Officer. "We have boarded $128 billion in mortgage servicing this year while achieving solid operational results at 5 basis points in adjusted servicing profitability. We look forward to ending the year with over three million customers. Originations exceeded our target again this quarter with funded volume increasing twenty percent. We continue to focus on disciplined expense management even as we invest in our businesses, and we believe we have additional significant opportunities to drive further growth and efficiency over the long term."

Servicing

Servicing earned $15 million GAAP pretax income or $65 million adjusted pretax income (5.0 basis points). Servicing profitability increased 11% quarter-over-quarter, driven by the largest portfolio in the company's history. The Company ended the quarter with over $533 billion mortgage servicing and the lowest historical delinquency rate of 3.2%.

During the quarter the Company boarded loans totaling $58 billion, primarily subservicing portfolios with attractive returns that provide an opportunity for Nationstar to offer a variety of corresponding mortgage solutions. Through our focus on expense management, we are realizing the benefits of scale within our platform as we board these loans without an increase in labor costs from the prior quarter.

	Quarter Ended
($ in millions)	Q2'17		Q3'17
	$	BPS	$	BPS
Operational	$302	24.4	$299	23.0
Amortization	(66)	(5.3)	(60)	(4.6)
Mark-to-market	(90)	(7.3)	(48)	(3.7)
Total revenue	146	11.8	191	14.7
Expenses	(175)	(14.2)	(185)	(14.2)
Total other income (expenses), net	(13)	(1.0)	9	0.7
Income before taxes (GAAP)	(42)	(3.4)	15	1.2
Mark-to-market	90	7.3	48	3.7
Adjustments	7	0.5	2	0.1
Adjusted pretax income	$55	4.5	$65	5.0

	Quarter Ended
	Q2'17	Q3'17
Ending UPB ($B)	$498	$533
Average UPB ($B)	$494	$521
60+ day delinquency rate	3.5%	3.2%
Annualized CPR	14.2%	13.8%
Annualized CPR, net of recapture	12.3%	11.9%
Modifications and workouts	12,038	12,550

We enter the fourth quarter with a focus on boarding the remaining $44 billion UPB of the full year's approximately $172 billion total, delivering radical service to our new customers, and exceeding our adjusted profitability target of 5.0 basis points.

Originations

The Originations segment posted $45 million GAAP pretax income or $46 million adjusted pretax income which exceeded our quarterly target of $40 million. Nationstar funded approximately $5.1 billion in loans in the third quarter, a 20% improvement over the second quarter, with 61% of the volume from the consumer direct channel.

	Quarter Ended
($ in millions)	Q2'17	Q3'17
Adjusted Pretax Income:
Income before taxes (GAAP)	$53	$45
Adjustments	3	1
Adjusted pretax income	$56	$46

	Quarter Ended
($ in millions)	Q2'17	Q3'17
Total pull through adjusted lock volume	$4,200	$4,930
Funded volume	$4,254	$5,102
Recapture percentage	24%	24%
Purchase volume as a percentage of funded volume	29%	36%

The Originations segment has posted pretax income above $40 million for fourteen out of the past fifteen quarters. Accordingly, the Company continues to make investments to further develop the purchase business by expanding channels and product offerings. Launching in the first half of next year, a digital mortgage application portal will also target new and existing customer growth.

Xome

The Xome segment posted $11 million GAAP pretax income or $12 million adjusted pretax income for the third quarter. Xome achieved property sales of 2,772, while maintaining REO inventory as third-party inflows offset sales volume.

	Quarter Ended
($ in millions)	Q2'17	Q3'17
Adjusted Pretax Income:
Income before taxes (GAAP)	$17	$11
Adjustments	(5)	1
Adjusted pretax income	$12	$12

GAAP pretax income margin	22%	17%
Adjusted pretax income margin	16%	18%

Xome continues to develop new relationships and diversify its revenue stream, evidenced by third party inventory increases of 41% quarter-over-quarter. The segment gained nine new title clients consisting of various top financial institutions, which will contribute to future earnings. The referral program launched earlier this year and is expected to generate approximately 800 closings this year.

	Quarter Ended
	Q2'17	Q3'17
Default property listings sold	3,074	2,772
Default property listings at period end	4,174	4,082
Xome services completed orders	107,220	99,407
Percentage of revenue earned from third-party customers	35%	33%

We look forward to bolstering Xome's future prospects through the continued expansion of third-party business as well as offering new products and technologies.

Capital & Liquidity

Nationstar maintained a robust capital position with ratios well above current regulatory guidelines. Nationstar's sustained operating cash flows generated throughout the third quarter allowed the Company to purchase $26 million of unsecured senior notes due between 2018 and 2022 during the quarter. Year-to-date the Company has purchased $120 million of unsecured senior notes.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on November 2, 2017 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 96127627 to access the conference call.

A simultaneous audio webcast of the conference call will be available in the Investor Information section of http://www.nationstarholdings.com. A replay will also be available by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 96127627 to access the replay. The replay will be accessible through November 16, 2017.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted earnings (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted earnings (loss) also eliminates in each segment, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding our number of customers and growth prospects, Servicing's profitability and expected boardings, Originations product set and income, Xome's potential acquisitions and products, and the repayment of 2018 unsecured senior notes. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in millions, except per share data)

	Quarter Ended
	June 30, 2017	September 30, 2017
Revenues:
Service related, net	$302	$299
Total MTM	(90)	(48)
Net gain on mortgage loans held for sale	167	154
Total revenues	380	406

Total expenses	369	368

Other income (expense):
Interest income	139	157
Interest expense	(186)	(181)
Other income (expenses)	7	(2)
Total other income (expenses), net	(40)	(26)
Income (loss) before income tax expense (benefit)	(29)	12
Income tax expense (benefit)	(10)	5
Net income (loss)	(19)	7
Net income (loss) attributable to non-controlling interests	1	—
Net income (loss) attributable to Nationstar	$(20)	$7

Earnings per share attributable to common stockholders:
Basic	$(0.20)	$0.07
Diluted	$(0.20)	$0.07
Weighted average shares of common stock outstanding
Basic	98	98
Diluted	98	99

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED BALANCE SHEETS (dollars in millions)

	June 30, 2017	September 30, 2017
Assets
Cash and cash equivalents	$184	$224
Restricted cash	424	356
Mortgage servicing rights at fair value	3,051	2,961
Advances and other receivables, net	1,594	1,625
Reverse mortgage interests, net	10,604	10,299
Mortgage loans held for sale at fair value	1,543	1,646
Mortgage loans held for investment, net	148	143
Property and equipment, net	133	127
Derivative financial instruments at fair value	81	76
Other assets	515	547
Total assets	$18,277	$18,004

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$1,899	$1,873
Advance facilities, net	881	797
Warehouse facilities, net	2,523	2,774
Payables and accrued liabilities	1,122	1,188
MSR related liabilities - nonrecourse at fair value	1,134	1,066
Mortgage servicing liabilities	50	53
Derivative financial instruments at fair value	6	7
Other nonrecourse debt, net	8,997	8,569
Total liabilities	16,612	16,327
Total stockholders' equity	1,665	1,677
Total liabilities and stockholders' equity	$18,277	$18,004

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (dollars in millions, except per share data)

	Quarter ended June 30, 2017
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Revenues:
Service related, net	$146	$15	$76	$—	$(24)	$213
Net gain on mortgage loans held for sale	—	143	—	—	24	167
Total revenues	146	158	76	—		380
Total expenses	175	102	67	24	—	369
Other income (expense):
Interest income	123	11	—	5	—	139
Interest expense	(136)	(13)	—	(37)	—	(186)
Other expense	—	—	8	(1)	—	7
Total other income (expense)	(13)	(2)	8	(33)	—	(40)
Pretax income (loss)	$(42)	$53	$17	$(57)	$—	$(29)

Income tax expense (benefit)						(10)
Noncontrolling interest attributable to Nationstar						1
Net income (loss) attributable to Nationstar						$(20)
Earnings per share
Basic						$(0.20)
Diluted						$(0.20)

Adjusted Earnings:
Pretax income (loss)	$(42)	$54	$17	$(57)	$—	$(29)
MTM	90	—	—	—	—	90
Adjustments	7	3	(5)	1	—	6
Adjusted pretax income (loss)	$55	$56	$12	$(54)	$—	67
Income tax expense (benefit)						(25)
Adjusted earnings (loss)						$42
Adjusted EPS						$0.43

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (dollars in millions, except per share data)

	Quarter ended September 30, 2017
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Revenues:
Service related, net	$191	$16	$65	$—	$(20)	$252
Net gain on mortgage loans held for sale	—	134	—	—	20	154
Total revenues	191	150	65	—	—	406
Total expenses	185	106	54	23	—	368
Other income (expense):
Interest income	141	14	—	2	—	157
Interest expense	(130)	(13)	—	(38)	—	(181)
Other expense	(2)	—	—	—	—	(2)
Total other income (expense)	9	1	—	(36)	—	(26)
Pretax income (loss)	$15	$45	$11	$(59)	$—	$12

Income tax expense (benefit)						5
Noncontrolling interest attributable to Nationstar						—
Net income (loss) attributable to Nationstar						$7
Earnings per share
Basic						$0.07
Diluted						$0.07

Adjusted Earnings:
Pretax income (loss)	$15	$45	$11	$(59)	$—	$12
MTM	48	—	—	—	—	48
Adjustments	2	1	1	3	—	7
Adjusted pretax income (loss)	$65	$46	$12	$(56)	$—	$67
Income tax expense (benefit)						(24)
Adjusted earnings (loss)						$43
Adjusted EPS						$0.44

CONTACT:
Nationstar Mortgage Holdings Inc.
Megan Portacci, 469-426-3118